Exhibit 10.2

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT, dated as of ________________, 2006 among SG Americas, Inc., a Delaware corporation (“SGAI”), SG Americas Securities Holdings, Inc., a Delaware corporation (“SGASH”), Cowen and Company, LLC, a Delaware limited liability company (“Cowen LLC”), and Cowen Group, Inc., a Delaware corporation (“Cowen Inc.”) (each of SGAI, Cowen LLC, SGASH and Cowen Inc. are referred to herein collectively as the “Parties”, and individually, as a “Party”).

RECITALS

WHEREAS, pursuant to the Separation Agreement dated as of _____________, 2006 among Societe Generale, a French banking corporation, SGAI, SGASH, Cowen LLC and Cowen Inc. (the “Separation Agreement”), Cowen Inc. has agreed, on the terms and subject to the conditions set forth in the Separation Agreement, to acquire (the “Acquisition”), directly or indirectly, all the outstanding membership interests of Cowen LLC, all of the capital stock of Cowen UK and certain other assets of the Parties or their respective Subsidiaries (the Cowen LLC membership interests, the Cowen UK stock and such other assets, the “Cowen Assets”) in a transaction that will constitute a taxable disposition of the Cowen Assets by SGASH to Cowen Inc. for United States federal income tax purposes.

WHEREAS, immediately following completion of the transfer of Assets described above, SGASH will sell, pursuant to a firm commitment underwriting, more than 20% of the common stock of Cowen Inc. received in the transfer described above pursuant to the IPO.

WHEREAS, SGAI, SGASH, Cowen Inc. and certain other Affiliates (as defined in Section 1 below) of SGAI have been members of an affiliated group of corporations of which SGAI is the common parent (the “SGAI Affiliated Group”) within the meaning of Section 1504(a) of the Code, and the members of the SGAI Affiliated Group have heretofore filed or will file United States federal income tax returns on a consolidated basis (the “SGAI Consolidated Returns”) pursuant to Section 1501 of the Code.

WHEREAS, certain of SGAI, SGASH, Cowen Inc. and its Affiliates have heretofore joined (or will join) in the filing of certain combined, consolidated, or other similar United States state, local, or other governmental or foreign income or franchise tax returns (the “SGAI Combined Returns”), and each group filing such a return is designated a “Combined Group.”

WHEREAS, as a consequence of the acquisition of the Cowen Assets and the IPO, Cowen Inc. and the business comprised of the Cowen Assets will no longer be part of the SGAI Affiliated Group or be members of a Combined Group.

WHEREAS, the Parties to this Agreement desire to make certain covenants with respect to tax matters, to allocate the liability for certain United States and foreign federal, state, local,

and other taxes that may be owed to or asserted by United States or foreign federal, state, local Tax Authority, and to provide for certain payments in respect of tax benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

SECTION 1.  Certain Defined Terms.  For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Acceleration Assumption Date” shall mean the date of any Acceleration Notice or an Asset Transfer Date.

“Acceleration Assumptions” shall mean, as of an Acceleration Assumption Date, the assumptions that (1) in each Covered Taxable Year ending after such Acceleration Assumption Date Cowen Inc. will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Covered Taxable Year and (2) the federal, state and local income Tax rates in effect for each such Covered Taxable Year will be the maximum rates applicable to Cowen Inc. as in effect on the Acceleration Assumption Date.

“Acceleration Payment” shall have the meaning set forth in Section 14(d)(i).

“Acceleration Notice” shall have the meaning set forth in Section 14(c).

“Acceleration Rate” shall mean nine (9) percent.

“Acquisition Price” shall mean, the fair market value of the Cowen Assets on the Separation Date, determined as provided in Section 4 hereof.

“Actual Tax Liability” shall have the meaning set forth in Section 13(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Asset Transfer Date” shall have the meaning set forth in Section 14(e).

“Basis Adjustment” shall have the meaning set forth in Section 4(a).

“Beginning Basis” shall have the meaning set forth in Section 4(a).

“Change of Control” shall mean (a) the acquisition by any Person or Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of Cowen Inc.’s then outstanding securities; or (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in the securities of Cowen Inc. outstanding immediately prior thereto failing to continue to represent at least fifty percent (50%) of the combined voting power of the outstanding securities of Cowen Inc. or the surviving Person outstanding immediately after such combination.

“Change of Control Acceleration Payment” shall have the meaning set forth in Section 14(b).

“Covered Taxable Year” shall mean any Taxable Year of Cowen Inc. ending after the IPO Closing Date and on or before the end of the Taxable Year including the date which is the twentieth (20th) anniversary of the IPO Closing Date.

“DAP Interest” shall mean interest on all unpaid Deferred Acceleration Payments accruing at a rate equal to nine (9) percent compounded annually.

“Deferred Acceleration Payments” shall have the meaning set forth in Section 14(d)(ii).

“Final Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Hypothetical Tax Liability” shall have the meaning set forth in Section 13(b).

“Imputed Interest” shall mean, any interest imputed under Section 1272, 1274 or 483 or any other provision of the Code and the similar provision of state, local or foreign law with respect to Cowen Inc.’s payment obligations under this Agreement, as reasonably determined by SGAI in good faith.

“IPO Closing Date” shall mean the date on which the IPO closes.

“Non —Cowen Stock Compensation” shall have the meaning set forth in Section 11(b).

“Original Payment” shall have the meaning set forth in Section 13(c).

“Partial Acceleration Payment” shall mean the payment by Cowen Inc. to SGASH described in Section 14(e).

“Partial Acceleration Payment Notice” shall have the meaning set forth in Section 14(e).

“Preliminary Determination” shall have the meaning set forth in Section 13(b).

“Recomputed Tax Benefit Payment” shall have the meaning set forth in Section 13(d).

“Recomputing Event” shall have the meaning set forth in Section 13(d).

“Reconciliation Procedures” shall mean those procedures set forth in Section 17 of this Agreement.

“Redetermined Tax Basis” shall have the meaning set forth in Section 4(a).

“Relevant States” shall mean (i) Massachusetts, New Jersey, New York and Ohio and (ii) any states to which the operations or businesses located in the foregoing states as of the IPO Closing Date are thereafter moved, to the extent such movement of assets is made for a significant purpose of reducing the Tax Benefit Payments to be made by Cowen Inc. under to this Agreement.

“Scheduled Termination Date” shall have the meaning set forth in Section 14(d).

“Straddle Period” shall mean any taxable period that begins on or before and ends after the IPO Closing Date.

“Tax Benefit Payment” shall mean, with respect to any Covered Taxable Year, the net aggregate payments, if any made by Cowen Inc. to SGAI pursuant to Sections 13, with respect to such Covered Taxable Year.

“Taxable Year” shall mean a taxable year as defined in Section 441(b) of the Code (and thus may include a period of less than 12 months for which a return is made).

“Tax Return” or “Return” shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes or by any Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Vesting Event” shall have the meaning set forth in Section 11(b).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Separation Agreement and Ancillary Documents.

SECTION 2.  Filing of Tax Returns.

(a)           (i) SGAI shall prepare (or cause to be prepared) and file (or cause to be filed) all necessary SGAI Consolidated Returns for all Taxable Years (whether ending before, on, or after the IPO Closing Date) and all necessary SGAI Combined Returns for all Taxable Years (whether ending before, on, or after the IPO Closing Date) which reflect income or operations of Cowen LLC or Cowen Inc. SGAI shall prepare (or cause to be prepared) and file (or cause to be filed), all Tax Returns required to be filed by or with respect to Cowen LLC and Cowen Inc. with respect to all periods ending on or before the IPO Closing Date and any Straddle Period, as well as any Tax Returns described in Section 3(c).  SGAI’s preparation and filing obligations with respect to Tax Returns described in this Section 2(a) shall apply without regard to whether the obligation to file such Tax Return arises prior to, on or after the IPO Closing Date.  SGAI shall pay any Taxes for which it is responsible pursuant to Sections 3(a) and (c) of this Agreement.  SGAI shall permit Cowen Inc. to review and comment on each Tax Return for which Cowen Inc. may be liable under this Agreement, and shall make such revisions to such Tax Returns as are reasonably requested by Cowen Inc.  Cowen Inc. shall pay to SGAI an amount equal to the Taxes for which it is liable pursuant to Sections 3(b) and (c) but which are payable with Tax Returns to be filed by SGAI pursuant to this Section 2(a) within 10 days prior to the due date for the filing of such Tax Returns.

(b)           Cowen Inc. shall, except to the extent that filing such Tax Returns is the responsibility of SGAI under Section 2(a), prepare (or cause to be prepared) and file (or cause to be filed), all Tax Returns relating to Cowen LLC and Cowen Inc.  Cowen Inc. shall permit SGAI to review and comment on each Tax Return for which SGAI may be liable under this Agreement, and shall make such revisions to such Tax Returns as are reasonably requested by SGAI.  SGAI shall pay to Cowen Inc. an amount equal to the Taxes for which it is liable pursuant to Section 3(a) but which are payable with Tax Returns to be filed by Cowen Inc. pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.  Cowen Inc. shall pay or cause to be paid to the applicable Tax Authority all Taxes due and payable in respect of all Tax Returns required to be prepared by Cowen Inc. pursuant to this Section 2(b).

SECTION 3.  Responsibility for Taxes.  (a)  Except as provided in Section 3(c) SGAI shall be liable for and will indemnify Cowen Inc. and all of its Subsidiaries for all Taxes attributable to, imposed on, or for which Cowen LLC or Cowen Inc. may otherwise be liable, for events occurring or periods ending on or before the IPO Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the IPO Closing Date.  SGAI shall be entitled to any refund of Taxes of Cowen LLC or Cowen Inc. attributable to Taxes paid with respect to such periods.  Except as provided in Section 3(c) SGAI shall also indemnify and hold harmless Cowen LLC and Cowen Inc. for (i) any Taxes (“SGAI Consolidated Taxes”) with respect to SGAI Consolidated Returns, and (ii) any Taxes (“SGAI Combined Taxes”) with respect to SGAI Combined Returns.

(b)           Cowen Inc. shall be liable for and will indemnify SGAI and its Affiliates for all Taxes attributable to, imposed on, or for which Cowen LLC or Cowen Inc. may otherwise be liable for any Taxable Year or period that begins after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the IPO Closing Date.  Cowen Inc. shall be entitled to any refund of Taxes of Cowen Inc. or any of its Subsidiaries attributable to Taxes paid with respect to such periods.

(c)           In the case of certain state or local Tax Returns filed by SGASH or Cowen LLC for which no Tax Return would have been filed but for the activities of the Cowen Business (whether or not such Tax Returns have been filed as of this date), such Tax Returns being identified on Schedule 3(c) hereof:  (i) to the extent such Tax Returns have not been filed as of the IPO Closing Date, SGASH will pay the amount of Taxes shown as due and payable on such Tax Returns filed or to be filed for Taxable Years ending on or before the IPO Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on or before the IPO Closing Date, and (ii) SGASH and Cowen Inc. shall bear equally the costs of any Taxes arising from a Final Determination from any audits or examinations of such Tax Returns relating to such periods (or portion thereof).  SGAI shall be entitled to any refund of Taxes of Cowen LLC or Cowen Inc. attributable to Taxes paid with respect to such periods; provided, however, SGAI and Cowen Inc. shall share equally in any refund of such Taxes, if and to the extent such refund is attributable to Taxes incurred and borne equally by SGAI and Cowen Inc. pursuant to this Section 3(c).  SGASH and Cowen Inc. shall bear equally the costs associated with SGAI’s preparation and defense of any Tax Returns to be filed pursuant to this Section 3(c) (as such costs are incurred).

(d)           In order to apportion appropriately any Taxes relating to a Straddle Period between the portion of such Straddle Period ending on and including the IPO Closing Date and the portion of such Straddle Period beginning after the IPO Closing Date, the Parties shall, to the extent permitted under applicable law, elect with the relevant Tax Authority to treat for all Tax purposes the IPO Closing Date as the last day of a taxable period.  In the case of any other Taxes for a Straddle Period for which such election to close the taxable period is not permitted, the portion of such Taxes that are allocable to the portion of the Straddle Period ending on and including the IPO Closing Date shall be:  (i) in the case of ad valorem or similar Taxes that are imposed on a periodic basis, an amount equal to the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property Taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the IPO Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income, receipts or premiums, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable period ended on and included the IPO Closing Date.

(e)           Indemnification payments under this Section 3 shall be made in immediately available funds within 30 days after receipt by the indemnifying Party of a written request therefor.

SECTION 4.  Determination and Allocation of Acquisition Price; Treatment of the Separation.

(a)           SGAI and Cowen Inc. shall determine the Acquisition Price by adding the amount of the Cowen Liabilities assumed in the Separation to the value of the Cowen stock received by SGASH in exchange for the Cowen Assets pursuant to Section 2.02(e) of the Separation Agreement (as determined by the price at which Cowen stock is sold in the IPO).  SGAI and Cowen Inc. shall allocate the Acquisition Price to each Cowen Asset or class of Cowen Assets  as set forth on Final Allocation Schedule attached to this Agreement.  The Acquisition Price allocation made pursuant to this Section 4 is intended to comply with the allocation method required by Section 1060 of the Code and applicable Treasury regulations and the Parties hereto shall cooperate to comply with all procedural requirements of Section 1060 of the Code and applicable Treasury regulations.  The Final Allocation Schedule shall also include (i) the Tax basis of each Cowen Asset or class of Cowen Assets as recorded on Cowen LLC’s Tax books and records immediately before the Acquisition (the “Beginning Basis”), (ii) with respect to each Cowen Asset or class of Cowen Assets, the amount of the Acquisition Price (as adjusted pursuant to clause (b)) allocated to such Cowen Asset or class of Cowen Assets (pursuant to this Section 4(a)) (the “Redetermined Tax Basis”) and (iii) with respect to each Cowen Asset or class of Cowen Assets, the excess, if any, of the Redetermined Tax Basis over the Beginning Basis (the “Basis Adjustment”), all as determined by SGAI and Cowen Inc. in good faith.

(b)           As promptly as practicable following the payment of any amount pursuant to Section 13 hereunder, SGAI shall deliver to Cowen Inc. an amended Final Allocation Schedule that takes into account the amount of such payment (other than Imputed Interest) as an adjustment to the Acquisition Price and recomputes the Redetermined Tax Basis of each Cowen Asset or class of Cowen Assets according to the principles set forth in Section 4(a).

(c)           If either Party is unable to agree as any item reflected on the Final Allocation Schedule, such Party shall notify the other Parties of such disagreement and its reasons for so disagreeing, in which case the Parties shall attempt to resolve the disagreement.  To the extent the Parties cannot agree on a mutually acceptable determination and/or allocation of the Acquisition Price, such determination and/or allocation shall be made pursuant to the Reconciliation Procedures.  The Parties hereto agree to file all Tax Returns and claims and other statements consistent with such allocation, including Internal Revenue Service Form 8594 (or any equivalent statement), and shall not make any written statement or take any position inconsistent with such allocation on any return, on any refund or other claim, during the course of any Internal Revenue Service or other audit or appeal, for any other financial or regulatory purpose, in any litigation, investigation, proceeding or otherwise.

(d)           The Parties agree that the transactions constituting the Separation shall for United States federal income tax purposes be treated as a taxable transfer of the Cowen Assets to Cowen Inc. for consideration equal to the Acquisition Price.  Absent a Final Determination to the contrary, the Parties shall file or cause to be filed all Tax Returns in a manner consistent with this Section 4, including the Final Allocation Schedule, and shall not take, or permit any Affiliate to take, any position inconsistent therewith.

(e)           In accordance with the applicable provisions of the Code and the regulations thereunder, SGAI will retain the benefit of all the net operating loss carryforwards and tax credit carryforwards generated by the business of Cowen LLC for all periods prior to and through the IPO Closing Date.

SECTION 5.  Cooperation; Exchange of Information.  The Parties will cooperate fully with each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate fully in connection with (a) the preparation and filing of any federal, state, local or foreign Tax Returns that include the business and operations of the Cowen Inc. or its Subsidiaries or otherwise relating to the Cowen Business and (b) any audit examination by any Tax Authority of the Tax Returns referred to in clause (a).  Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of Cowen Inc. and its Subsidiaries necessary or helpful for the defense against and resolving assertions of any Tax Authority as to any Tax Returns referred to in clause (a) and obtaining the signatures of appropriate entities for applicable Tax Returns.  Each Party shall provide timely notice to the other Party in writing of any pending or threatened tax audits or assessments of Cowen Inc. or any of its Subsidiaries for taxable periods for which the other may have a liability under this Agreement and shall furnish the other Party with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such audit or assessment.  Cowen Inc. shall, and shall cause each Subsidiary and Affiliate to, prepare any response to a taxing authority in respect of a dispute, audit or other controversy on a basis consistent with past practices of the relevant entity.  SGAI and its Affiliates will need access, from time to time, after the IPO Closing Date, to certain accounting and Tax records and information held by Cowen Inc., and its Subsidiaries to the extent such records and information pertain to events occurring prior to the IPO Closing Date;

therefore, Cowen Inc. shall, and shall cause Cowen LLC and each Subsidiary to, (i) retain and maintain such records until such time as SGAI agree that such retention and maintenance is no longer necessary, and (ii) allow SGAI and their agents and representatives (and agents or representatives of any of their Affiliates), at times and dates mutually and reasonably acceptable to the Parties, to inspect, review and make copies of such records as SGAI may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at SGAI’s expense (except to the extent provided in Section 3(c)).

SECTION 6.  Control.

(a)           Unless SGAI in its sole discretion elects otherwise, SGAI will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to SGAI Consolidated Taxes, SGAI Combined Taxes and/or the allocation shown on the Final Allocation Schedule, and any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability for which SGAI or a Subsidiary thereof is responsible under this Agreement; provided, however, that (i) SGAI shall provide Cowen Inc. an opportunity to review and comment upon any such amended Tax Return or written communication regarding any audit or other administrative or judicial proceeding if and to the extent any such communication relates to the Final Allocation Schedule, Cowen Inc., or any Subsidiary thereof and (ii) SGAI will not settle or compromise any such proceeding in a manner that would adversely affect Cowen Inc. without the consent of Cowen Inc., which consent may not be unreasonably withheld.

(b)           Subject to Section 6(a), SGAI will keep Cowen Inc. informed of, consult with Cowen Inc. regarding, and permit Cowen Inc. to participate in (at Cowen Inc.’s own expense), any such filing, audit, or other judicial or administrative proceeding relating to the Final Allocation Schedule or that may otherwise affect Cowen Inc. or any Affiliate of Cowen Inc.

(c)           Except as otherwise provided in Section 6(a), Cowen Inc. will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of Cowen Inc. or its Subsidiaries.  Cowen Inc. will keep SGAI informed of, consult with SGAI regarding, and permit SGAI to participate in (at SGAI’s own expense), any such filing, audit, or other judicial or administrative proceeding that may affect SGAI or any Affiliate of SGAI.

SECTION 7.  Tax Sharing Agreements.  Notwithstanding anything in any other agreement to the contrary, all liabilities and obligations between SGAI or any of its Affiliates (other than the Cowen Inc. and its Subsidiaries), on the one hand, and the Cowen Inc. and its Subsidiaries, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the IPO Closing Date (other than this Agreement) shall cease and terminate as of the IPO Closing Date.

SECTION 8.  Consolidated and Combined Return Status.  On or prior to the IPO Closing Date, neither Cowen Inc. nor any Subsidiary thereof, nor any director, officer, employee or agent thereof will take any action or fail to act (including without limitation engaging in an extraordinary transaction after the IPO closing on the IPO Closing Date), without the consent of

SGAI, that could reasonably be expected to adversely affect the tax treatment, tax status or overall tax liability of SGAI or any of its Affiliates.

SECTION 9.  Transfer and Similar Taxes.  All transfer Taxes assessed as a result of the transactions contemplated hereby shall be borne equally by SGAI and Cowen Inc. and the Party upon which the Tax is imposed shall be responsible for any filing of Tax Returns required in connection therewith.  The Parties agree to cooperate and take such reasonable actions as are necessary to minimize the amount of transfer Taxes imposed as a consequence of the transactions contemplated herein.

SECTION 10.  Purchase Price Adjustment.  Any payment by SGAI or Cowen Inc. under this Agreement or Section 2.06 of the Separation Agreement shall be treated as an adjustment to the Acquisition Price.

SECTION 11.  [Reserved]

SECTION 12.  Litigation Reserve and Escrow Fund.  The Parties hereby agree that notwithstanding the terms of the Separation Agreement or any other Ancillary Agreement, solely for United States federal income tax purposes SGASH shall constitute the obligor with respect to all liabilities associated with the Final Litigation Reserve and be treated as the owner of the Escrow Fund assets.  Accordingly, SGASH shall include in its Tax Returns all income, gain, losses, deductions and credits with respect to the Escrow Fund and shall be entitled to all federal, state and local income tax deductions arising in connection with payments relating to the Final Litigation Reserve.  To the extent SGASH is not directly involved in the settlement or resolution of any matter for which the Final Litigation Reserve relates, following the payment of any amounts in connection with the settlement or resolution of such matter, Cowen Inc. shall promptly notify SGASH in writing of each such payment.  Based on the foregoing, unless and until there has been a Final Determination to the contrary, neither Cowen Inc. nor any of its Subsidiaries shall claim a federal, state or local income Tax deduction for the payment of any amounts in connection with the settlement or resolution of any matter relating to the Final Litigation Reserve and neither Cowen Inc. nor any of its Subsidiaries shall take any action inconsistent therewith.

SECTION 13.  Tax Benefit Payments.

(a)           The provisions of Section 13(b), (c), (d) and Section 14 below shall be effective only in the event that the aggregate Redetermined Tax Basis exceeds the aggregate Beginning Basis.

(b)           Within ten (10) calendar days following the date Cowen Inc. actually files its United States federal income tax return for any Covered Taxable Year, Cowen Inc. shall submit to SGASH a preliminary determination (the “Preliminary Determination”) of (A) the liability for Taxes that would be due on such date assuming the same facts and using the same methods, elections, conventions and practices used in determining the actual liability for Taxes for such Covered Taxable Year; provided, however, that such liability shall be calculated (i) with reference to the Beginning Tax Basis instead of the Redetermined Tax Basis of each Cowen Asset or class of Cowen Assets and (ii) excluding any deduction attributable to Imputed Interest

(“Hypothetical Tax Liability”) and (B) the actual liability for Taxes due on such date with respect to such Tax Return (“Actual Tax Liability”) and shall pay to SGASH fifty percent (50%) of the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability as shown in the Preliminary Determination.  For purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability pursuant to this Section 13(b), the Parties shall assume that Cowen Inc. and its Subsidiaries file state Tax Returns only in the Relevant States.

(c)           Within thirty (30) calendar days after its receipt of the Preliminary Determination, SGASH shall notify Cowen Inc. in writing of any proposed adjustments thereto.  Promptly thereafter, Cowen Inc. shall make such adjustments to the Preliminary Determination to the extent reasonably requested in good faith by SGASH.  If the Parties, using their best efforts, are unable to successfully resolve the issues raised by SGASH within 60 calendar days after delivery of the Preliminary Determination to SGASH, Cowen Inc. and SGASH shall employ the Reconciliation Procedures.  Within five (5) days after finalizing such determination, (i) Cowen Inc. shall pay to SGASH the excess, if any, of (A) fifty percent (50%) of the excess of such Hypothetical Tax Liability over such Actual Tax Liability over (B) the aggregate amount previously paid by Cowen Inc. to SGASH under Section 13(b) with respect to such Covered Taxable Year, or (ii) SGASH shall pay to Cowen Inc. the excess, if any, of (A) the aggregate amount previously paid by Cowen Inc. to SGASH under Section 13(b) with respect to such Taxable Year over (B) fifty percent (50%) of the excess, if any, of such Hypothetical Tax Liability over such Actual Tax Liability.  For purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability pursuant to this Section 13(c), the Parties shall assume that Cowen Inc. and its Subsidiaries only file state Tax Returns in the Relevant States.

(d)           If, the amount of any Tax Benefit Payment with respect to a Covered Taxable Year (an “Original Payment”) would have been different if calculated based upon (i) a Final Determination relating to such Covered Taxable Year, (ii) an amended Tax Return filed for such Covered Taxable Year for which SGAI has been previously provided an opportunity to review and comment upon and consent to the filing thereof, which consent may not be unreasonably withheld, (iii) a correction of inaccuracies in the Hypothetical Tax Liability calculation identified as a result of factual information relating to such Covered Taxable Year in the original Final Allocation Schedule identified after the Closing Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the IPO Closing Date, or (iv) the carryback of a loss or other tax item to such Covered Taxable Year (each, a “Recomputing Event” and the Tax Benefit Payment as so calculated, a “Recomputed Tax Benefit Payment”), then SGASH shall pay to Cowen Inc. the excess, if any, of the Original Payment over the Recomputed Tax Benefit Payment together (in the case of Recomputing Events described in (i), (ii) or (iii) above) with any interest thereon, computed at the rate set forth in Section 15 commencing from the date the Original Payment was due and payable, and Cowen Inc. shall pay to SGASH the excess, if any, of the Recomputed Tax Benefit Payment over the Original Payment together (in the case of Recomputing Events described in (i), (ii) or (iii) above) with any interest thereon, computed at the rate set forth in Section 15 commencing from the date the Original Payment was due and payable.  If Cowen Inc. receives notice of or otherwise becomes aware of any Recomputing Event that could result in any difference between an Original Payment and a Recomputed Tax Benefit Payment, it shall promptly notify SGASH in writing and shall provide SGASH with any related information reasonably requested by SGASH.  Within thirty (30) days following notice of any such Recomputing Event, Cowen Inc. shall deliver a notice to SGASH setting forth the amount of the Recomputed Tax Benefit Payment, and, upon review by SGASH, shall promptly make adjustments to such calculation to the extent reasonably requested in good faith by SGASH.  If the Parties, using their best efforts, are unable to successfully resolve the issues raised by SGASH within 60 calendar days after delivery of the notice of the Recomputing Event to SGASH, Cowen Inc. and SGASH shall employ the Reconciliation Procedures.  Within five (5) days of finalizing the Recomputed Tax benefit Payment, the Party required to make a payment hereunder with respect to such Recomputed Tax Benefit Payment shall make such payment to the other Party except, however, that SGASH shall not be required to make any payment resulting from a Recomputation Event arising as a result of the carryback of a loss or other tax attribute until ten (10) days after the filing of the income Tax Return for the Taxable Year from which the loss or other tax attribute was carried back.

(e)           Each payment hereunder shall be made by wire transfer of immediately available funds to a bank account of the recipient previously designated by it.

SECTION 14.  Change of Control; Asset Transfers; Termination.

(a)           Cowen Inc. may terminate this Agreement at any time by paying to SGASH the Acceleration Payment.  If Cowen Inc. chooses to exercise its right of early termination under this Section 14(a), Cowen Inc. shall make such Acceleration Payment pursuant to the requirements set forth in Sections 14 (c) and (d) hereof.  Upon payment of the Acceleration Payment by Cowen Inc., neither SGASH nor Cowen Inc. shall have any further payment obligations under Section 13 of this Agreement, other than for any (i) Tax Benefit Payment agreed to by Cowen Inc. and SGASH as due and payable but unpaid as of the Acceleration Payment Notice and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Acceleration Payment Notice (except to the extent that the amount described in clause (i) or (ii) is included in the Acceleration Payment).

(b)           In the event of a Change in Control, notwithstanding anything to the contrary contained in this Agreement, Cowen Inc. shall have the option to pay to SGASH an amount of cash equal to (i) seventy percent (70%) of the Acceleration Payment (the “Change of Control Acceleration Payment”) or (ii) the Deferred Acceleration Payments.  Cowen Inc. shall pay either the Change of Control Acceleration Payment or the Deferred Acceleration Payments described in this subsection (b) to SGASH pursuant to the requirements set forth in Sections 14(c) and (d) hereof.  Upon payment of such Change of Control Acceleration Payment or the final installment of the Deferred Acceleration Payments by Cowen Inc., neither SGASH nor Cowen Inc. shall have any further payment obligations under Section 13 of this Agreement, other than for any (i) Tax Benefit Payment agreed to by Cowen Inc. and SGASH as due and payable but unpaid as of the Acceleration Notice and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Acceleration Notice (except to the extent that the amount described in clause (i) or (ii) is included in the Change of Control Acceleration Payment or the Deferred Acceleration Payments).

(c)           In the event an Acceleration Payment, Change of Control Acceleration Payment or Deferred Acceleration Payments are to be made pursuant to this Section 14, Cowen Inc. shall promptly deliver to SGASH, and in any event no later than ten (10) days prior to a Change in Control, a written notice (the “Acceleration Notice”) specifying Cowen Inc.’s intention to make the Acceleration Payment, Change of Control Acceleration Payment or the Deferred Acceleration Payments and showing in reasonable detail the calculation of the Acceleration Payment, Change of Control Acceleration Payment or the Deferred Acceleration Payments, as the case may be.  At the time Cowen Inc. delivers the Acceleration Notice to SGASH it shall deliver to SGASH schedules and work papers providing reasonable detail regarding the calculation of the Acceleration Payment, Change of Control Acceleration Payment or the Deferred Acceleration Payments, as applicable, in a manner consistent with the guidelines set forth in Section 14(d) hereof.  The Acceleration Notice shall become final and binding on the Parties unless SGASH, within 30 calendar days after receiving such Acceleration Notice, provides Cowen Inc. with notice of a material objection to such Acceleration Notice made in good faith.  If the Parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Acceleration Notice was delivered to SGASH, Cowen Inc. and SGASH shall employ the Reconciliation Procedures.  Except as provided in Section 14(d) below, within five (5) calendar days of the delivery to SGASH of the Acceleration Notice or any amendment to the Acceleration Notice, Cowen Inc. shall pay to SGASH an amount equal to the Acceleration Payment, Change of Control Acceleration Payment or the first installment of the Deferred Acceleration Payments.  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by SGASH.

(d)           (i)            An Acceleration Payment shall be calculated as of the date of an Acceleration Notice and shall be equal the present value, discounted at the Acceleration Rate, of all Tax Benefit Payments that would be required to be paid by Cowen Inc. to SGASH during the period from the date of the Acceleration Notice through the end of the first Taxable Year ending on the twentieth (20th) anniversary of the IPO Closing Date (the “Scheduled Termination Date”) assuming (A) the Acceleration Assumptions are applied and (B) any loss carryovers or the Imputed Interest generated by the Basis Adjustment and available as of the date of the Acceleration Notice will be utilized by Cowen Inc. on pro rata basis from the date of the Acceleration Notice through the Scheduled Termination Date.

(ii)           The Deferred Acceleration Payments shall be calculated as of the date of an Acceleration Notice and shall be payable by Cowen Inc. to SGASH annually beginning on the date of the first installment required to be paid as set forth in Section 14(c) hereof and on each anniversary of the date of the Change of Control thereafter through and including the Scheduled Termination Date (each such date a “Deferred Acceleration Payment Date”).  Each Deferred Acceleration Payment to be made shall be equal to:  (A) seventy percent (70%) of an amount equal to the present value, discounted at the Acceleration Rate, of all Tax Benefit Payments that would be required to be paid by Cowen Inc. to SGASH during the period from the date of the Acceleration Notice through the end of the first Taxable Year ending on the twentieth (20th) anniversary of the IPO Closing Date assuming (x) the Acceleration Assumptions are applied and (y) any loss carryovers or the Imputed interest generated by the Basis Adjustment and available as of the date of the Acceleration Notice will be utilized by Cowen Inc. on pro rata basis from the date of the Acceleration Notice through the Scheduled Termination Date divided by (B) the aggregate number of Deferred Acceleration Payment Dates including the date of the Change of Control.  To each such payment obligation described in the preceding sentence shall be added all unpaid DAP Interest as of such Deferred Acceleration Payment date.  In the event all Tax Benefit Payments payable (based on the assumptions set forth in the preceding sentence) have not been paid as of the Scheduled Termination Date, all remaining amounts payable shall be paid by Cowen Inc. to SGASH on such date.

(e)           In the event that Cowen Inc. transfers all or any material portion of the Cowen Assets in a transaction in which the full amount of gain or loss is not recognized for federal income tax purposes and such transfer is not a Change in Control, then, within thirty (30) days of such transfer, Cowen Inc. shall notify SGASH, in sufficient written detail, of the Cowen Asset transfer and the date thereof (the “Asset Transfer Date”), and as soon as practicable thereafter, Cowen Inc. shall deliver to SGASH in writing a good faith determination of the reduction in Tax Benefit Payments attributable to such transfer (the “Partial Acceleration Payment Notice”) calculated in a manner consistent with the principles of Section 14(d)(i).  The Partial Acceleration Payment Notice shall identify the amount of the Partial Acceleration Payment which shall be an amount equal to the product of: (i) seventy percent (70%) of the Acceleration Payment (calculated as of the Asset Transfer Date) and (ii) a fraction the numerator of which is the adjusted basis (determined as of the Asset Transfer Date) of the amortizable and/or depreciable Cowen Assets transferred and the denominator of which is the adjusted basis (determined as of the Asset Transfer Date) of all of the amortizable and depreciable Cowen Assets.  The Partial Acceleration Payment Notice shall become final and binding on the Parties unless SGASH, within 30 calendar days after receiving such Partial Acceleration Payment Notice, provides Cowen Inc. with notice of a material objection to such Partial Acceleration Payment Notice made in good faith.  If the Parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Acceleration Payment Notice was delivered to SGASH, Cowen Inc. and SGASH shall employ the Reconciliation Procedures.  Within five (5) calendar days of the delivery to SGASH of the Partial Acceleration Payment Notice or any amendment to the Partial Acceleration Payment Notice, Cowen Inc. shall pay to SGASH an amount equal to the Partial Acceleration Payment.

SECTION 15.  Interest.  In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment to (and including) the date such payment is actually made at nine percent (9%), compounded on a daily basis.

SECTION 16.  Survival of Obligations.  Except to the extent inconsistent with applicable law, the indemnity and payment obligations set forth in this Agreement will survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions or waivers thereof).  The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period will survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

SECTION 17.  Reconciliation Procedures. In the event that Cowen Inc. and SGASH are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement mutually acceptable to both Parties.  The expert shall be employed by a nationally recognized accounting firm or a law firm, and the expert shall not, and the firm that employs the expert shall not, have any material relationship with either Cowen Inc. or SGASH or other actual or potential conflict of interest.  If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Cowen Inc. or its affiliate, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such expert or amending any return shall be borne by the Party who did not have the prevailing position, or if a compromise is reached by Cowen Inc. and SGASH, the costs and expenses shall be borne equally by the Parties. The expert shall determine which Party prevails. The determinations of the expert pursuant to this Section 17 shall be binding on the Parties absent manifest error.

SECTION 18.  Notices.  Any notices given pursuant to this Agreement shall be made in accordance with the notice provisions of the Separation Agreement.

SECTION 19.  Waivers.       The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the Party against whom the existence of such waiver is asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

SECTION 20.  Assignment.  No Party may assign its duties and obligations under this Agreement without the prior written consent of all other Parties.  Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the Assets of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and to their respective successors and permitted assigns.

SECTION 21.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 22.  Amendment.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of the Parties.  .

SECTION 23.  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid,

void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 24.  Entire Agreement; No Third Party Beneficiaries.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or in the Separation Agreement.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the provisions of this Agreement shall control.  This Agreement is not intended to confer any rights or remedies hereunder upon any person other than the Parties hereto.

SECTION 25.  Counterparts; Headings; Interpretation.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of an executed original of such counterpart to this Agreement.  The Section headings are inserted for convenience only and are not to be construed as part of this Agreement.  All provisions of this Agreement shall be interpreted so as to give effect to the intent of the Parties.

SECTION 26.  Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

SG AMERICAS, INC.

By:
Name:
Title:

SG AMERICAS SECURITIES HOLDINGS, INC.

By:
Name:
Title:

COWEN AND COMPANY, LLC

By:
Name:
Title:

COWEN GROUP, INC.

By:
Name:
Title: